ITEM 77M: Mergers

Morgan Stanley Institutional Fund, Inc. - Small Company Growth Portfolio

	On October 27, 2011, a Special Meeting of Shareholders of Morgan Stanley Special Growth Fund ("Special Growth") was held to consider and vote upon an Agreement and Plan of Reorganization (the "Reorganization
Agreement") between Special Growth and Morgan Stanley Institutional Fund, Inc. on behalf of the Small Company Growth Portfolio ("MSIF Small Company
Growth"), pursuant to which substantially all of the assets of Special Growth would be combined with those of MSIF Small Company Growth and shareholders of Special Growth would become stockholders of MSIF Small
Company Growth receiving shares of MSIF Small Company Growth with a value equal to the value of their holdings in Special Growth. On June 27, 2011 the Board of Trustees unanimously approved the Reorganization Agreement, and on October 27, 2011 the Reorganization Agreement was approved by the affirmative vote of a majority of the outstanding shares of Special Growth represented in person or by proxy and entitled to vote at the meeting.

	On November 11, 2011, the Reorganization Agreement between Special Growth and MSIF Small Company Growth was completed according to the terms set forth above and in the Reorganization Agreement.

   Morgan Stanley Institutional Fund, Inc. - U.S. Real Estate Portfolio

	On October 27, 2011, a Special Meeting of Shareholders of Morgan Stanley Real Estate Fund ("Real Estate") was held to consider and vote upon an Agreement and Plan of Reorganization (the "Reorganization Agreement") between Real Estate and Morgan Stanley Institutional Fund, Inc. on behalf of the U.S. Real Estate Portfolio ("MSIF Real Estate"), pursuant to which substantially all of the assets of Real Estate would be combined with those of MSIF Real Estate and shareholders of Real Estate would become stockholders of MSIF Real Estate receiving shares of MSIF Real Estate with a value equal to the value of their holdings in Real Estate. On June 27, 2011 the Board of Trustees unanimously approved the Reorganization Agreement, and on October
27, 2011 the Reorganization Agreement was approved by the affirmative vote of a majority of the outstanding shares of Real Estate represented in person or by proxy and entitled to vote at the meeting.

	On November 11, 2011, the Reorganization Agreement between Real Estate and MSIF Real Estate was completed according to the terms set forth above and in the Reorganization Agreement.